UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 4, 2019

ConvergeOne Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38053	81-4619427
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3344 Highway 149 Eagan, MN	55121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 321-6227

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Introductory Note

As previously disclosed on November 7, 2018 in the Current Report on Form 8-K filed by ConvergeOne Holdings, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”), the Company is a party to an Agreement and Plan of Merger, dated as of November 6, 2018 (the “Merger Agreement”), by and among the Company, PVKG Intermediate Holdings Inc., a Delaware corporation (“Parent”), and PVKG Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”), pursuant to which, on January 4, 2019, Purchaser merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the “Merger”).

Item 1.01. Entry Into a Material Definitive Agreement.

Senior Facilities

On January 4, 2019, in connection with the Merger, the Company assumed Purchaser’s obligations under a first lien and second lien credit agreement providing for senior secured financing of up to $1.235 billion, consisting of:

•	a senior secured first lien term loan facility (the “First Lien Term Loan Facility”), in an aggregate principal amount of $960.0 million, with a maturity of seven years; and

•

a senior secured second lien term loan facility (the “Second Lien Term Loan Facility” and, together with the First Lien Term Loan Facility, the “Senior Term Loan Facilities”), in an aggregate principal amount of $275.0 million, with a maturity of eight years.

The Company will also become a borrower under its subsidiaries’ existing revolving credit agreement providing for a revolving credit facility (the “ABL Facility” and, together with the Senior Term Loan Facilities, the “Senior Facilities”) in an aggregate principal amount of up to $250.0 million, with a maturity of five years, including a floorplan funding sub-facility, letter of credit sub-facility and swing line loan sub-facility. There are no loans outstanding under the ABL Facility on January 4, 2019, after certain repayments on January 4, 2019.

In addition, the Company may request one or more (i) incremental term loan facilities in an aggregate amount of up to the sum of $150.0 million (with an EBITDA grower component), plus an additional amount if the Company attains certain leverage ratios and (ii) increases in revolving loan commitments in an aggregate amount of up to $150.0 million, in each case, subject to certain conditions and receipt of commitments by existing or additional lenders. Proceeds of the first lien term loans and second lien term loans drawn on the closing date were used to fund the transactions contemplated by the Merger Agreement.

Interest Rates and Fees

Borrowings under the Senior Facilities will bear interest at a rate equal to, at the option of the Company, either (i) a LIBOR rate determined by reference to the costs of funds for Eurodollar deposits for the interest period relevant to such borrowing, adjusted for certain additional costs, subject to a 0.00% floor or (ii) a base rate determined by reference to the highest of (a) the federal funds rate plus 0.50% per annum, (b) the prime rate quoted by, with respect to the Senior Term Loan Facilities, The Wall Street Journal, and, with respect to the ABL Facility, Wells Fargo, (c) the one-month adjusted LIBOR plus 1.00% per annum, in each case plus an applicable margin and (d) 1.00% for initial term loans. The initial applicable margin for borrowings is (x) 5.00% with respect to LIBOR borrowings and 4.00% with respect to base rate borrowings under the First Lien Term Loan Facility and (y) 8.50% with respect to LIBOR borrowings and 7.50% with respect to base rate borrowings under the Second Lien Term Loan Facility. Prior to April 1, 2019, the initial applicable margin for borrowings under the ABL Facility is 1.50% with respect to LIBOR borrowings and 0.50% with respect to base rate borrowings. Thereafter, the applicable margin will increase by 25 basis points if average excess availability under the ABL Facility is below 33.3% of the line cap and decrease by 25 basis points if average excess availability is greater than or equal to 66.67% of the line cap.

In addition to paying interest on outstanding principal under the Senior Facilities, the Company is required to pay a commitment fee at a rate equal to 0.250% or 0.375% per annum based on average daily revolving credit exposure under the ABL Facility in respect of the unutilized commitments thereunder. The Company is also required to pay customary agency fees under each Senior Facility as well as letter of credit participation fees computed at a rate per annum equal to the applicable margin for base rate borrowings on the dollar equivalent of the daily stated amount of outstanding letters of credit, plus such letter of credit issuer’s customary documentary and processing fees and charges and a fronting fee computed at a rate equal to 0.125% per annum on the daily stated amount of each letter of credit under the ABL Facility.

Amortization and Prepayments

The Senior Term Loan Facilities require scheduled quarterly payments on the term loan in annual amounts equal to 0.25% of the original principal amount of the term loan for (i) with respect to the First Lien Term Loan Facility, six years and three quarters and (ii) with respect to the Second Lien Term Loan Facility, seven years and three quarters, each with the balance paid at maturity.

In addition, the Senior Facilities require the Company to prepay outstanding term loan borrowings, subject to certain exceptions, with:

•	75% (which percentage will be reduced if the Company attains certain leverage ratios) of the Company’s annual excess cash flow, as defined under the Senior Term Loan Facilities;

•

100% of the net cash proceeds of all non-ordinary course asset sales, other dispositions of property or certain casualty events, in each case subject to certain exceptions and provided that the Company may (i) reinvest within 12 months or (ii) commit to reinvest those proceeds and so reinvest such proceeds within 18 months in assets to be used in its business, or certain other permitted investments; and

•	100% of the net cash proceeds of any issuance or incurrence of debt, other than proceeds from debt permitted under the Senior Facilities.

The Company may voluntarily repay outstanding loans under the First Lien Term Loan Facility at any time, without prepayment premium or penalty except in connection with a repricing event as described below, subject to customary “breakage” costs with respect to LIBOR rate loans. Any refinancing through the issuance or repricing amendment of any debt that results in a repricing event applicable to the term loans resulting in a lower yield occurring at any time during the first twelve months after the closing date will be accompanied by a 1.00% prepayment premium or fee, as applicable.

The Company may voluntarily repay outstanding loans under the Second Lien Term Facility at any time subject to customary “breakage” costs with respect to LIBOR rate loans and with a prepayment penalty of (i) prior to the date that is one year after the closing date, 3.00%, (ii) on or after the date that is one year after the closing date but prior to the date that is two years after the closing date, 2.00% and (iii) on or after the date that is two years after the closing date but prior to the date that is three years after the closing date, 1.00%. The same prepayment penalty or fee, as applicable, applies to any refinancing through the issuance or repricing amendment of any debt that results in a repricing event applicable to the term loans resulting in a lower yield.

Collateral and Guarantors

All obligations under the Senior Facilities are unconditionally guaranteed by Parent and each of the Company’s existing and future direct and indirect material, wholly owned domestic subsidiaries, subject to certain exceptions. The obligations are secured by a pledge of the Company’s capital stock and substantially all of the Company’s assets and those of each guarantor, including capital stock of the subsidiary guarantors and 65% of the capital stock of the first-tier foreign subsidiaries that are not subsidiary guarantors, in each case subject to certain exceptions.

Restrictive Covenants and Other Matters

The Senior Facilities contain certain customary affirmative covenants and events of default. The negative covenants in the Senior Facilities include, among other things, limitations (none of which are absolute) on the Company’s, Parent’s and their respective subsidiaries’ ability to:

•	incur additional debt or issue certain preferred shares;

•	create liens on certain assets;

•	make certain loans or investments (including acquisitions);

•	pay dividends on or make distributions in respect of its capital stock or make other restricted payments;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of its assets;

•	sell assets;

•	enter into certain transactions with its affiliates;

•	enter into sale-leaseback transactions;

•	change its lines of business;

•	restrict dividends from its subsidiaries or restrict liens; and

•	modify the terms of certain debt or organizational agreements.

Certain Relationships

The lenders and their affiliates have in the past engaged, and may in the future engage, in transactions with and perform services, including commercial banking, financial advisory and investment banking services, for the Company and its affiliates in the ordinary course of business for which they have received or will receive customary fees and expenses.

Item 1.02. Termination of a Material Definitive Agreement.

On January 4, 2019, in connection with the transactions contemplated by the Merger Agreement, the Company terminated the Term Loan Credit Agreement, dated as of April 10, 2018, by and among C1 Holdings Corp., C1 Intermediate Corp., the lenders party thereto, and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent (the “Credit Facility”). In connection with the termination, the Company repaid all of the outstanding obligations in respect of principal, interest and fees under the Credit Facility.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of November 6, 2018, by and among ConvergeOne Holdings, Inc., PVKG Intermediate Holdings Inc. and PVKG Merger Sub, Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by ConvergeOne Holdings, Inc. on November 7, 2018).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONVERGEONE HOLDINGS, INC.

Date: January 4, 2019	/s/ John A. McKenna, Jr.
Name: John A. McKenna, Jr.
Title: President and Chief Executive Officer